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                May 7, 2021

       Randy Maslow
       Interim Chief Executive Officer
       iAnthus Capital Holdings, Inc.
       420 Lexington Avenue, Suite 414
       New York, New York 10170

                                                        Re: iAnthus Capital
Holdings, Inc.
                                                            Registration
Statement on Form 10
                                                            Filed December 8,
2020
                                                            File No. 000-56228

       Dear Mr. Maslow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Life Sciences
       cc:                                              Richard Friedman, Esq.